EXHIBIT 10.23
INSPERITY, INC.
LONG-TERM INCENTIVE PROGRAM
(As Amended and Restated January 29, 2024)

I.    INTRODUCTION
The Compensation Committee of the Board of Directors of Insperity, Inc., a Delaware corporation (the “Company”), has adopted this Long-Term Incentive Program (the “Program”), as amended and restated effective January 29, 2024, under the Insperity, Inc. Incentive Plan (the “Plan”), to provide for the grant of performance-based awards, as described in this Program, to eligible Employees of the Company and its Subsidiaries. All awards granted under this Program and the rights of the Participants herein are subject in all respects to the provisions of the Plan and this Program.
II.    DEFINITIONS
Except as otherwise defined herein, capitalized terms that are used in this Program shall have the meanings assigned to such terms in the Plan.
A.    “Award” means an award under this Program as established by the Committee for shares of Phantom Stock.
B.    “Award Notice and Agreement” means the document provided to each Participant (in writing or electronically) evidencing a Participant’s Award under the Program, along with the terms and conditions of the Award.
C.    “Base Salary” means a Participant’s annual base salary as of the first day of the Performance Period (subsequent increases in annual base salary during a Performance Period will not be taken into account when determining the amount of the Award paid, if any, under this Program).
D.    “Cause” means a termination of a Participant’s Employment by his Employer for (i) gross negligence or willful misconduct in the performance of the Participant’s duties; (ii) conviction or plea of nolo contendre for a felony or any crime involving moral turpitude; or (iii) committing an act of fraud or deceit intended to result in personal and unauthorized enrichment of the Participant at the Company’s expense, as determined by the Committee in its sole discretion.
E.    “Committee” means the Compensation Committee of the Board of Directors of the Company.
F.    “Disability” means that the Participant has a disability such that he has been determined to be eligible for benefits under a long-term disability plan sponsored by the Company or a Subsidiary, or, if the Participant is not covered by such a plan, a physical or mental impairment (i) which causes the Participant to be unable to perform the normal duties for an Employer as determined by the Committee, in its sole discretion; and (ii) which is expected either to result in death (or blindness) or to last for a continuous period of at least twelve (12) months. The Committee may require that the Participant be examined by a physician or physicians selected by the Committee.
Insperity - Long-Term Incentive Program_A&R Jan 2024

G.    “Dividend Equivalent” means the value of a cash or stock dividend paid on a share of Common Stock.
H.    “Employee” means an employee of an Employer.
I.    “Employer” means the Company or one of its Subsidiaries, other than a Subsidiary that is a licensed professional employer organization.
J.    “Employment” means employment with the Employer, or a successor following a Change in Control.
K.    “Final Award” means the total number of shares of Phantom Stock, if any, under an Award that the Committee has determined to have been earned by a Participant based on the level of achievement of the Performance Goal or Performance Goals applicable with respect to the Award, after the close of the last Performance Period for such Award.
L.    “Good Reason” means a Participant terminates his Employment due one of the following actions by his Employer: (i) a material diminution in the Participant’s title, position, authority, duties or responsibilities from those applicable to Participant preceding a Change in Control; (ii) a change in the geographic location at which the Participant must perform services, which shall mean requiring the Participant to be permanently based more than fifty (50) miles from the Participant’s principal Employer location; (iii) a material diminution in the Participant’s Base Salary other than as part of an across-the-board reduction applicable to all of the Company’s officers who participate in the Program of less than 10%; or (iv) a material diminution in the Participant’s bonus opportunity, incentive compensation or perquisites, if inconsistent with other executives of the Company with similar levels of authority, duties or responsibilities.
M.    “Grant Date” means the date an Award is granted to a Participant.
N.    “Phantom Stock” means a unit representing the value of one share of Common Stock under a Phantom Stock Award.
O.    “Qualifying Termination” means a termination of the Participant’s Employment following a Change in Control due to (i) a termination of Employment by the Participant due to Good Reason, or (ii) an involuntary termination of the Participant’s Employment by the Company, its Subsidiary or a successor to the Company other than for Cause; provided, however, that a Participant’s termination of Employment will be considered to be a Qualifying Termination for Good Reason only if the Participant has provided written notice to the Company of the condition the Participant claims constitutes Good Reason within ninety (90) days of the initial existence of such condition, the condition specified in the notice remains uncorrected for thirty (30) days after receipt of the notice by the Company, and the Participant actually terminates Employment after the thirty (30) day correction period and before the expiration of the time limit required of a Qualifying Termination.
P.    “Participant” has the meaning provided in Article III of this Program.
Q.    “Performance Goal” or “Performance Goals” shall be the Performance Objectives for the Performance Period selected by the Committee for the Participants with respect to an Award.

R.    “Performance Period” means the period or periods specified in an Award Notice and Agreement over which the designated Performance Goal or Performance Goals applicable to an Award will be measured.
S.    “Plan Year” means the 12-month period beginning on January 1st and ending December 31st.
T.    “Program” means this Long-Term Incentive Program, as adopted by the Committee and described herein, as amended from time to time by the Committee.
U.    “Valuation Date” means the date the Committee determines the results of the Performance Goal(s) as set forth in Article IV.A of this Program.
III.    ESTABLISHMENT OF PERFORMANCE GOAL(S) AND PARTICIPATION
A.    For each Plan Year, the Committee has the sole and absolute discretion to decide whether Awards under the Program will be granted, and if so, the Performance Goal(s) that will be established with respect to the Awards.
B.    If the Committee elects to grant Awards for a Plan Year, then, not later than the ninetieth (90th) day of the Plan Year in which the Award is granted, the Committee will establish the Performance Period(s) and Performance Goal(s) for such Awards and select each of the Employees who shall be eligible to participate in the Program (each, a “Participant”) and be granted an Award, along with any other terms and conditions, including any vesting requirements, applicable to the Award, all of which shall be evidenced in the Participant’s Award Notice and Agreement. For any Award, the Committee may use multiple Performance Periods.
IV.    CERTIFICATION OF PERFORMANCE GOAL(S) AND SETTLEMENT OF FINAL AWARD
A.    As soon as practicable after the close of a Performance Period, but in no event later than the seventieth (70th) day thereafter (the “Valuation Date”), the Committee, in its sole discretion, shall determine and certify in writing the level at which the Performance Goal(s) were achieved for the Performance Period and, based on that determination, the number of shares of Phantom Stock earned by each Participant who has been in continuous Employment at all times since the Grant Date through the Valuation Date for such Performance Period.
B.    A Participant’s Final Award will be settled no later than the ninetieth (90th) day after the close of the Performance Period in shares of Common Stock; as such form of payment is specified in the Award Notice and Agreement. If an Award has multiple Performance Periods, the Final Award will be determined, certified and paid after the close of the last Performance Period. (For the avoidance of doubt, if an Award uses a combination of three (3) annual Performance Periods, then the Award will be a Final Award after the close of the last (i.e., third annual) Performance Period. Thus, the number of shares of Phantom Stock, if any, determined and certified by the Committee for an annual Performance Period will not be paid until the Award becomes a Final Award after the close of the last Performance Period for such Award.)

V.    FORFEITURE OF AWARD
Except as otherwise provided in an Award Notice and Agreement, if a Participant’s Employment terminates for any reason prior to the Valuation Date or, if multiple Performance Periods, prior to the final Valuation Date for an Award, the Participant’s Award shall be forfeited immediately after termination of his Employment and the Participant shall not be entitled to any shares or other amounts under the forfeited Award.
VI.    DIVIDEND EQUIVALENTS
Dividend Equivalent rights may be extended to and made part of any Award, subject to such terms, conditions and restrictions as the Committee may establish; provided, however, that no Dividend Equivalents shall be payable prior to settlement of a Final Award, and any Dividend Equivalents shall be paid in the form of shares of Common Stock unless otherwise determined by the Committee. Dividend Equivalents may be credited with earnings or Dividend Equivalents, as established in an Award Notice and Agreement, and shall be settled at the same time as the underlying Final Award.
VII.    WITHHOLDING
The Company’s obligation to deliver shares of Common Stock to the Participant in settlement of a Final Award shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). The Company shall have the right to deduct the Required Withholding, at the time of delivery or vesting of shares of Common Stock, an appropriate number of shares for the payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy the Required Withholding.
VIII.    NO EMPLOYMENT CONTRACT
The granting of an Award under the Program shall not impose upon the Company any obligation to maintain any Participant as an Employee and shall not diminish the power of the Company to terminate any Participant’s Employment at any time.
IX.    AMENDMENT OR TERMINATION
The Committee may amend or terminate this Program at any time; provided, however, that no such amendment or termination shall materially adversely affect the rights of any Participant under an Award that has been granted hereunder, without such Participant’s written consent.
X.    GENERAL PROVISIONS
A.    No right under this Program or the Plan shall be assignable, either voluntarily or involuntarily, by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by state or federal law).
B.    Nothing in this Program or the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an Award. No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under this Program or the Plan before the payment date for the Award, or in any property of the Company or a Subsidiary.

C.    The Committee may specify in the Award Notice and Agreement such terms, conditions and restrictions as the Committee may determine, from time to time, in its sole discretion.
D.    Any amounts attributable to an Award granted under this Program shall be excluded from compensation for purposes of any 401(k) plan, or any other benefit, including but not limited to an Award under the Plan, life insurance or disability.
E.    Any amounts granted or paid under this Program are subject to the Policy for the Recovery of Erroneously Awarded Compensation, the Insperity, Inc. Incentive Compensation Recoupment Policy, the Qualified Retirement Policy, or other applicable recoupment policy of the Company in effect from time to time.
F.    If a Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Final Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.
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